Exhibit 99.1

INTERNATIONAL PLACE

6400 POPLAR AVENUE

MEMPHIS, TN 38197

News Release

International Paper’s Board of Directors Elects

Two New Board Members

MEMPHIS, Tenn. – October 11, 2017 – International Paper Company (NYSE: IP) announced the election of Jacqueline C. Hinman and Clinton A. Lewis, Jr. to its Board of Directors effective November 4, 2017.

Ms. Hinman, age 56, currently serves as chairman, president and chief executive officer of CH2M HILL Companies, Ltd., a Fortune 500 engineering and consulting firm focused on delivering infrastructure, energy, environmental and industrial solutions for clients and communities around the world. Prior to being named to her current role at CH2M in 2014, she served as president of the firm’s International Division from 2011 until 2014, and she has served on CH2M’s board of directors since 2008. She serves on the Executive Committee of the Business Roundtable and is a member of the Business Council as well as the board of directors of Catalyst, a leading nonprofit organization accelerating progress for women through workplace inclusion. She earned a bachelor’s degree in civil and environmental engineering from Pennsylvania State University.

Mr. Lewis, age 51, currently serves as executive vice president and president of International Operations at Zoetis Inc., a NYSE-listed global leader in the discovery, development, manufacture and commercialization of animal health medicines and vaccines that was spun off by Pfizer in 2013. Prior to being named to his current role in 2015, he served as president of U.S. Operations at Zoetis from 2012 to 2015 and at Pfizer Animal Health from 2007 to 2012. He joined Pfizer in 1988, and held positions of increasing responsibility across various commercial operations dedicated to human health prior to joining the animal health organization. He formerly served as chairman of the board for the Animal Health Institute (AHI), an industry trade association in the U.S., and currently serves as treasurer for the International Federation for Animal Health (IFAH), the industry trade association in Europe. He earned a bachelor’s degree in biology from Fairfield University and a Master of Business Administration in marketing from Fairleigh Dickinson University.

“Both Jacque and Clint bring extensive operational, environmental and sustainability experience to the International Paper Board of Directors, along with a deep working knowledge of global business,” said Mark Sutton, Chairman and CEO. “We are extremely pleased to have them both join our Board.”

Both candidates were identified through a national search that was conducted by Diversified Search. To learn more about other members of International Paper’s Board of Directors, visit www.internationalpaper.com under the Company and Leadership tab.

ABOUT INTERNATIONAL PAPER

International Paper (NYSE: IP) is a leading global producer of renewable fiber-based packaging, pulp and paper products with manufacturing operations in North America, Latin America, Europe, North Africa and Russia. We produce packaging products that protect and promote goods, and enable world-wide commerce; pulp for diapers, tissue and other personal hygiene products that promote health and Wellness; papers that facilitate education and communication; and paper bags, cups and food containers that provide convenience and portability. We are headquartered in Memphis, Tenn., and employ approximately 55,000 colleagues located in more than 24 countries. Net sales for 2016 were $21 billion. For more information about International Paper, our products and global citizenship efforts, please visit internationalpaper.com.

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Contacts:

Media: Thomas J. Ryan, 901-419-4333; Investors: Guillermo Gutierrez, 901-419-1731 and Michele Vargas, 901-419-7287.